EXHIBIT 23(p)



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                         Barclays Global Investors, N.A.
                              And its Subsidiaries:
                         Barclays Global Funds Advisors
                       Barclays Global Investors Services


                                 CODE OF ETHICS


Introduction

Barclays Global Investors, N.A. and its subsidiaries Barclays Global Funds Advisors (BGFA) and Barclays Global Investors Services (BGIS), collectively referred to as "BGI", have adopted the following Code of Ethics regarding personal securities transaction policies and procedures intended to prevent their US officers, directors and employees from engaging in any fraudulent or manipulative acts with respect to accounts managed or advised by BGI as set forth in SEC 17 CFR 270 Rule 17j-1, SEC 17 CFR 275 Rule 204-2 and OCC Regulation 12 CFR 12.7. Policies and Procedures on Insider Trading and Chinese Walls are included in Appendix A.

Definitions

"Securities" are defined as any SEC registered or privately placed equity and fixed income security, future or option contract, or other related commodity derivative investment. This includes closed-end mutual funds, unit investment trusts, physical-form securities, and exchange traded funds. "Securities" do not include US Treasuries and other direct obligations of the US Government, banker's acceptance, commercial paper, and shares of registered open- end investment companies.

"Employee" include any US directors, officers and employees of BGI and his/her spouse, domestic partner, minor children, a relative who shares the employee's home or other persons by reason of any contract, arrangement, understanding or relationship that provides to the employee with sole or shared voting or investment powers.

"Personal Account" includes any securities account or portfolio in which securities are held for the employee in which the employee has a direct or indirect pecuniary (monetary) interest. The term includes IRA and 401(k) accounts in which securities can be purchased or sold.





Prohibited Trading Activities

Insider Trading

o All employees are prohibited from engaging in insider trading or tipping.

Insider trading occurs when a personal securities transaction occurs on the basis of or while in possession of material, nonpublic information. Information is considered material if it could reasonably affect the employee's decision to invest (or not to invest) in a security. Nonpublic information is that which is generally not available to the ordinary investors in the marketplace. Refer to Appendix A for further details on insider trading.

Parallel Trading, Front Running and Shadowing Restrictions

o All employees are prohibited from conducting personal securities transactions that are considered parallel trading, front running and shadowing.

Shadowing and parallel trading occur when an employee observes a BGI trade or trading pattern and places the same (or similar) trade in his/her account or passes the information to others inside or outside of the company. Front running occurs when an employee uses (or passes to others who use the information) advance knowledge of a BGI trade to enter into a personal transaction in the same security ahead of BGI's order and to capitalize on the impact of the BGI order.

Restricted Trading Activities

Trading in Barclays PLC Securities and Securities Underwritten
by Barclays' Affiliates
--------------------------------------------------------------------------------

o All Members of the Board of Directors of BGI, members of the Management Committee, employees reporting directly to BGI's Chief Financial Officer and all employees within the U.S. and Global Finance and Treasury Groups are prohibited from trading in the securities of Barclays PLC during the period from the end of the accounting year or half year until the relevant results are announced, i.e., from January 1 to the preliminary results announcement in February and from July 1 to the interim results announcement in August. During other times, these individuals must pre-clear trades in Barclays PLC securities in accordance with the Barclays PLC policy.


Requirements for All Employees

Reporting of Personal Accounts and Securities Transactions

o All employees must disclose all personal accounts to US Compliance and must authorize US Compliance to receive duplicate trade confirmations and account statements.

o Upon employment, new employees must sign a document stating that they understand and agree to abide by BGI's personal trading requirements, restrictions and prohibitions.

Annual Certification

o All employees must provide an annual certification of their personal accounts and securities holdings.

o All employees must certify at least annually their understanding and compliance with the Code of Ethics.

60 Day Holding Period

o Employees are required to hold securities including options and futures for a minimum of 60 days, and to avoid short-term trading practices. US Compliance may pre-approve exceptions to the 60 day holding period.

Pre-Clearance Prior to Transactions in IPOs, Private Placements, Options, and Futures

o All employees must obtain pre-clearance for transactions in IPOs, private placements, options and futures. For options and futures, the employee must execute the transaction by the end the next days closing of the relevant market or request another pre-clearance.

Blackout Periods

o Employees are restricted from trading securities in selected indexes during a designated "blackout" period when the specific index is undergoing a major scheduled reconstitution. US Compliance will notify employees of the "blackout" periods which will include a period of time before and after a major scheduled index reconstitution.

Additional Requirements for Access Persons

Access Persons include all employees whose Group 1) participates in making securities purchase and sell recommendations or 2) may have access to timely and material information concerning BGI's securities transactions. Access Persons also include the Boards of Directors and officers of BGFA and BGIS.

US Compliance will identify BGI's Access Persons who are required to submit reports under this Code of Ethics and inform them of their reporting and securities preclearance obligations.

Reporting of Securities Transactions and Holdings

o All Access Persons must provide a listing of securities holdings to US Compliance within 10 calendar days from when a personal account is opened and provide US Compliance with transaction information until such time as US Compliance receives duplicate confirmations and statements.

o All newly hired Access Persons must provide a complete listing of securities holdings on their initial day of employment.

Access Persons Requiring Pre-clearance by Management and US Compliance
----------------------------------------------------------------------

o All Access Persons, whose Group directly participates in making securities purchase or sell recommendations or has timely and material knowledge of BGI's securities transactions, must pre-clear their personal securities transactions with their Group manager in addition to pre-clearance by US Compliance. The manager will verify that there is no timely or material knowledge of trades pending for specific securities within the Access Person's Group. These Groups include Portfolio Management, Trading, Transition Services, Client Order Management, and other Groups identified by US Compliance from time to time.

     Pre-clearance authorization is valid until the next day's closing of the relevant market.

Access Persons Requiring Pre Notification of Transactions to US Compliance Only

o The following Groups have access to information relating to BGI's securities transactions. Employees within these Groups must pre notify US Compliance of their securities transactions. These Groups include Internal Audit, US Compliance, US Risk Management, Legal, Trading Operations, Advance Strategy Research, Index Research Group, the US Executive Committee, US members of the Management Committee, BGFA and BGIS Board of Directors and officers. In addition, all BGI staff who have access to the following systems must also pre notify the US Compliance Group of their securities transactions: Landmark, Bulk Console, Beacon, Bidbook, Fifus, TOCV2, TSC, IntelProd, Quantex and any other systems identified by US Compliance from time to time.


Access Persons are not required to pre-clear nor pre-notify of transactions in accounts managed by a registered investment advisor for which full discretion has been granted. Documentation of such an arrangement must be provided and an exemption must be obtained from US Compliance who will confirm the discretionary arrangement.

Pre-clearance and pre notification is not required for transactions in automatic dividend reinvestment plans, periodic stock purchase plans or in selling or exercising rights obtained as a shareholder in an issue.

Monitoring of Personal Securities Transactions

Post Trade Review

o US Compliance will review personal securities transactions to identify violations of the Code of Ethics. Violations to this policy will be reviewed by management and disciplinary action may be taken up to and including dismissal.

Adoption and Approval of BGI Code of Ethics

o US Compliance will present the BGI Code of Ethics for approval by the Board of Directors or Trustees of all funds for which BGFA or BGIS is the investment advisor. This will be done at the initiation of investment advisory services provided by BGFA or BGIS to the fund and no later than six months after a material change has been adopted. In connection with each approval, BGFA and BGIS will certify to the board that they have adopted procedures reasonably necessary to prevent the Access Persons from materially violating the BGI Code of Ethics.

o BGFA and BGIS will provide to the fund's board a written report describing issues, material violations and sanctions, and will certify to the board that procedures have been adopted which are intended to prevent Access Persons from violating the BGI Code of Ethics. This report and certification will be submitted Code of Ethics at least annually.

RecordKeeping Requirements

BGI will follow the recordkeeping practices outlined below:

o A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place.

o A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

o A copy of each personal account statement, trade confirmation and any information provided in lieu of a report will be retained for five years, two years in an easily accessible location.

o A record of all persons, currently or within the past five years, who are or were required to make reports, and who are or were responsible for reviewing these reports will be retained in an easily accessible location.

o A copy of each report submitted to a fund board pursuant to the Code of Ethics will be maintained for at least five years after the end of the fiscal year in which it is made, two years in an easily accessible location.

o A record of any decision to approve and the reasons supporting the decision to approve the acquisition by employees of IPOs and private placements will be maintained for at least five years after the end of the fiscal year in which the approval is granted.



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APPENDIX A

         INSIDER TRADING AND CHINESE WALL POLICY


A.       Introduction

         The continued success of Barclays depends on its relationships with its customers and on its well-deserved reputation as an institution grounded in a tradition of integrity and ethical conduct in all of its dealings. To maintain this high standard and, thus, Barclays' reputation in today's regulatory and business climate, requires strict observance of ethical behavior as well as of legal obligations created by the Federal securities laws and specific contractual undertakings of Barclays such as confidentiality agreements. This Policy emphasizes generally the importance of adhering to professional and ethical conduct and provides specific policies and, in certain instances, procedures, with respect to Personal Securities Transactions and Chinese Walls. These guidelines will help employees meet Barclays' contractual, ethical and statutory obligations.

         BGI employees who violate these policies and procedures will be subject to such disciplinary action as management deems appropriate, including a letter of censure or suspension, or removal from office, or summary termination of employment.

B.       Insider Trading

         All employees must strictly comply with Federal, provincial or state securities laws in transactions on behalf of Barclays and in their own personal transactions. Such securities laws prohibit trading on material non-public information ("Insider Trading") or communicating such information to others who may trade on it ("Tipping").

         What constitutes material non-public information ("Inside Information") must be determined on the basis of all pertinent circumstances. First, the information must be material. Material information is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (ii) information that is reasonably certain to have a substantial effect on the price of a company's securities. Second, the information must be non-public. Information that has been communicated to the market place is generally public and, therefore, not Inside Information. For example, information found in a filing or a report made with the Securities and Exchange Commission or appearing in newspapers, industry journals, financial newsletters or other publications would be considered public, although information obtained by word-of-mouth or through rumors would not necessarily be public. Information that is known only inside a company or to a limited number of outsiders such as accountants, bankers, financial advisors or attorneys, is not public.

         The following information will generally be Inside Information if not publicly known: (a) information concerning a company, including information concerning its business, financial matters and management, such as changes in earnings or dividends, significant technical achievements, important discoveries of natural resources, the obtaining or losing of major contracts, or changes in management; and (b) information concerning a company's securities, including the market for a security or its terms, such as a prospective tender offer, merger or acquisition, prospective block trade, prospective private placement or public offering, impending stock dividend or stock split or proposed recapitalization. A BGI employee who had any of the types of Inside Information described above would be guilty of Tipping if he or she (a) either communicated the Information to another person or (b) simply told another person, without explanation, to buy or sell the securities of that company, and the other person did indeed purchase such securities as a result of such Tipping. Similarly, a staff member, possessing Inside Information, would be guilty of Insider Trading if he or she bought or sold securities for his or her personal account, or for BGI's account, based on that Inside Information.


C.       Confidentiality And Chinese Wall Policy

         Beyond simply complying with the letter of the law, employees are expected to understand and observe the highest professional and ethical standards in conducting BGI's business. All BGI employees have a duty to respect the confidential nature of information received from customers and to use that information only for the purpose for which it is provided, whether or not that information is Inside Information and regardless of the basis on which confidentiality is required - whether it be statutory requirements, ethical considerations or contractual obligations. Maintaining strict standards with respect to the confidentiality of information will accomplish several goals. It will enable BGI to (a) preserve its reputation for corporate integrity, (b) maintain compliance with the Federal securities laws, and (c) reduce the occurrence of conflicts of interest both within divisions (and even within teams) as well as between separate operating entities of Barclays. Indeed, maintaining strict standards of confidentiality will enable BGI to serve the needs of its customers more effectively.

         In certain areas Chinese Walls will be, or have been, established to ensure that employees have adopted procedures to safeguard the confidentiality of information. The term "Chinese Wall" is a familiar one to most people. However, what it means or how it actually operates in the workplace is often misunderstood.

         A Chinese Wall is a barrier that controls or restricts the flow of confidential information. It is essentially a system or set of procedures designed to segregate information and prevent the communication of that information between certain people or operating areas. The procedures that comprise each Chinese Wall may vary depending on the location of the particular wall or the times when it is operative. A Chinese Wall may need to be in place only at certain times or on a constant basis. A Chinese Wall may need to be located between various operating areas, between divisions, between teams within a division and even, temporarily, between staff who are on the same team but assigned to different accounts. The existence and proper maintenance of Chinese Walls will allow Barclays to serve simultaneously the needs of customers who have competing interests. For the most part, the maintenance of Chinese Walls will reduce the occurrence of conflicts of interest within Barclays as well as reduce the possibility of abuse of Inside Information.

         Regardless of the existence of specific Chinese Walls, the following procedures should be observed by all employees at all times:

1. Never communicate confidential information to anyone outside Barclays except for communications with auditors, approved counsel or other experts who have been specifically engaged for certain matters. Communicate confidential information inside Barclays only on a need-to-know basis.

2. Do not communicate confidential information through a Chinese Wall unless permission is obtained from the appropriate designated manager or the Manager of Compliance.

3. Never discuss confidential information in a public place such as an elevator, a restaurant or a hallway.

4. Always log off your computer before leaving the area for any length of time and at the end of the day.

5. Use systems and information solely for authorized activities.

6. Notify a supervisor of any unauthorized use or misuse of the system or information or any activity that appears questionable.

7. Maintain the secrecy of passwords and other system access identification.

8. Prevent others from using a terminal to which another employee has logged on until that employee has logged off.

9. Keep documents and papers containing confidential information in locked file cabinets or other secured facilities. Do not leave papers and documents containing confidential information exposed on desks or credenzas.

                                CODE OF CONDUCT





As of: 05 April 2000
CONTENTS



                                                                                                                                Page

INTRODUCTION                              ..........................................................................              1

YOUR RESPONSIBILITIES                     ..........................................................................              2

OBEYING LAWS AND REGULATIONS

                                            Criminal Laws....................................................                     3
                                            Anticompetitive Activities....................................                        3
                                            Illegal Use of Corporate Funds and False Records....                                  4

AVOIDING CONFLICTS OF INTEREST

                                            Investment Decisions ..........................................                       5
                                            Self Dealing.......................................................                   6
                                            Monitoring Outside Activities..............................                           6
                                            - Accepting Honoraria.........................................                        6
                                            - Accepting Fiduciary Appointments.....................                               7
                                            - Participating in Civic Affairs..............................                        7
                                            - Serving as an External Director or Officer.............                             7
                                            - Participating in Political Activities.......................                        8

                                            Dealing With Clients and Suppliers.....................                               8
                                            - Gifts and Entertainment....................................                         8
                                            - Giving Advice to Clients....................................                        9
                                               -  Legal Advice................................................                    9
                                              -  Tax and Investment Advice............................                            9
                                            - Recommending Professional Services...................                               10

  RESPECTING CONFIDENTIAL INFORMATION

                                            - News Media Communications...........................                                11
                                            - Information Obtained From Business
                                               Relations........................................................                  11
                                            - Pareto Partners Financial Information.................                              11
                                            - Pareto Partners Examination Information............                                 11
                                            - Pareto Partners Proprietary Information.............                                12
                                            - Electronic Information......................................                        12
                                            - Information Security Systems............................                            12
                                            - Computer Software.........................................                          12
                                            - Insider Information.........................................                        12
                                            - "Chinese Wall" Policy.....................................                          13


INTRODUCTION



Today's financial services marketplace is filled with a host of new challenges, changes and opportunities. Amidst these changes, there is one guiding principle which will always remain constant: the mandate for integrity.

Only by conducting ourselves and our business in accordance with the highest standards of legal, ethical and moral integrity can we achieve our vision of excellence and our goals for the future.

This Code of Conduct sets out the general guidelines of professional conduct expected from all Pareto employees in their interactions with clients, prospective clients, competitors, suppliers, the communities we serve and one another. As employees of Pareto Partners, we can settle for nothing less than full compliance with the Code.

Please read the Code carefully and retain it for your records.

The penalty for breaching any provision of this Code may be disciplinary action and may ultimately result in dismissal. In addition, all breaches of criminal laws applicable to Pareto's business will be reported to the appropriate authorities for prosecution.

Certain matters addressed in this Code of Conduct are described in greater detail in Pareto Partners' Personal Trading Policy and Procedures including the treatment of confidential information, restrictions on securities trading by certain employees and the "Chinese Wall" policy.

If you have any questions about this Code, please ask your departmental head or consult the Compliance Officer. If you suspect a breach of the Code of Conduct, please contact the Chief Executive Officer or Compliance Office immediately.

This Code of Conduct (and Pareto Partners' Personal Trading Policy and Procedures) will be made available to the board of directors of each investment company managed or advised by Pareto Partners for the board's approval. All material changes to this Code of Conduct (and Pareto Parners' Personal Trading Policy and Procedures) will be advised to the board within six months. In addition, a written report will be provided to the board; this will describe issues arising under this Code of Conduct (and Pareto Partners' Personal Trading Policy and Procedures), including material violations of the code, and will also certify that Pareto Partners has adopted procedures reasonably necessary to prevent violations of the code.

YOUR RESPONSIBILITIES

As an employee your personal conduct should reflect the highest professional standards of behaviour. You are obliged to conduct your personal and professional affairs so as not to discredit yourself or Pareto Partners. Your behaviour at work reflects Pareto's ethics, so you are expected to:

     o obey all laws and regulations that apply to Pareto's business;

     o avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with Pareto Partners or its clients; and

     o respect the confidentiality of Pareto Partners' business information and information about those with whom Pareto Partners has business relationships.

Details of the above obligations are presented in the remainder of this Code of Conduct. Remember, these standards and examples serve as guidelines and cannot anticipate every relevant circumstance: you must exercise good ethical judgment at all times, whatever the circumstance.

OBEYING LAWS AND REGULATIONS



Numerous laws, rules and regulations of the United Kingdom and other countries apply to Pareto Partners. As an employee, you are expected to conduct all business dealings in compliance with applicable laws. Breaching any of them could subject you and/or Pareto Partners to criminal and civil penalties. If you have questions about these laws or how they apply to particular situations, ask your departmental head or consult the Compliance Officer.

Criminal Laws

A number of criminal laws may apply to you as a Pareto employee. Examples of activities prohibited by these laws are:

     o corruptly accepting or soliciting anything of value (except your salary or other compensation paid by Pareto Partners) intending to be influenced or rewarded in connection with Pareto's business or in return for confidential information (see Page 8, "Dealing With Clients and Suppliers");

     o stealing, embezzling or misapplying Pareto's funds or assets;

     o using Pareto's funds or assets to finance political campaigns;

     o misusing legal records and documents;

     o using a computer to gain unauthorised access to the records of a client;

     o knowing that a criminal offence has been committed and helping the criminal avoid capture or punishment;

     o making false reports to government and/or regulatory officials; and

     o using software in knowing breach of a licensing agreement.

Anticompetitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pareto Partners to fix prices, allocate markets, allocate clients or refuse to deal with particular suppliers or clients.

If you are in contact with Pareto's competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how Pareto Partners conducts its business. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.

Illegal  Use of Pareto  Partners'  Funds and False  Records

The purpose of any transaction that relates to Pareto's funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

     o You may not establish or maintain secret or unrecorded funds for the purposes of facilitating illegal payments.

     o You may not engage in any transaction knowing that part of an anticipated payment is to be used for unlawful or improper purposes.

o You may not record or participate in recording incorrect, fictitious or misleading entries in Pareto's books or records.

     o You may not use Pareto's funds or assets for political contributions in connection with political elections. A number of states in the US have laws restricting the use of corporate funds or assets in connection with state elections. "Corporate assets" include your time during regular working hours, Pareto Partners' equipment and supplies, office space, clerical help and advertising facilities.

     o You may not make any payment for an expressed purpose on Pareto's behalf to any individual who you know intends to use the money for a different purpose.

     o You may not make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgment or actions of the recipients in connection with any Pareto Partners' activity.

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under foreign as well as UK laws, should be directed to the Compliance Officer.

AVOIDING CONFLICTS OF INTEREST



In business, a conflict of interest is generally defined as a single person or entity having two or more interests that are inconsistent. You should not cause Pareto Partners or yourself to have a conflict of interest. You should be particularly sensitive to situations involving family or household members. In your case, a conflict of interest occurs when you allow any interest, activity or influence outside of Pareto Partners to:

     o influence your judgment when acting on behalf of Pareto Partners;

     o compete against Pareto Partners in any business activity;

     o divert business from Pareto Partners;

     o diminish the efficiency with which you perform your regular duties;

     o harm or impair Pareto's financial or professional reputation; or

     o benefit you at the expense of Pareto Partners.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict of interest. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.

If you believe that you have or may be perceived to have a conflict of interest, you must disclose that conflict in writing to the Compliance Officer. The Compliance Officer must keep copies of all such disclosures.

Investment Decisions

Because your investments can lead to conflicts of interest, you must be familiar with, and comply with, the investment guidelines contained in the Pareto Partners' Personal Trading Policy and Procedures, which contains restrictions and pre-clearance and reporting requirements for various types of securities transactions.

Self-Dealing

To further avoid conflicts of interest, you are restricted from becoming involved in certain business dealings with Pareto Partners. As an employee, you are prohibited from:

     o directly or indirectly buying assets from (other than assets being offered to the public or employees generally), or selling assets to, Pareto Partners or any account for which Pareto Partners acts as an investment manager or adviser unless you have prior approval from the Compliance Officer or you have court or regulatory approval, as required;

     o representing Pareto Partners in any activity (whether an internal Pareto Partners' activity or a transaction between Pareto Partners and a third party) requiring your judgment or discretion which affects a person or organisation in which you have a material interest, financial or otherwise;

     o representing any non-Pareto Partners' company in any transaction with Pareto Partners which involves the exercise of discretion by either party.

Monitoring Outside Activities

As an employee, you are expected to avoid any outside interest or activity that will interfere with your duties. Generally, your outside interests or activities should not:

     o significantly encroach on time or attention you devote to your duties;

     o adversely affect the quality of your work;

     o compete with Pareto's activities;

     o involve any significant use of Pareto's equipment, facilities or supplies;

     o imply Pareto's sponsorship or support (for example, through the use of Pareto Partners stationery for personal purposes); or

     o adversely affect the reputation of Pareto Partners.

Accepting Honoraria

Neither you nor any member of your immediate family may accept cash honoraria for your public speaking or writing services on Pareto's behalf. If a cash honoraria is tendered, you should donate it to Pareto Partners and request that it be donated to a charity of Pareto's choice. You may accept non-cash honoraria of modest value (not to exceed $50 or (pound)25 or AUD65). You also may accept reimbursement of related expenses. You should check with the Finance Director to ensure proper tax treatment.

Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a member of your family or you have obtained approval from the Compliance Officer, you may not accept a fiduciary or co-fiduciary appointment.

Even if you are acting on behalf of a family member or receive approval to act as fiduciary or co-fiduciary, you are expected to ensure that your appointment does not interfere with the time and attention which you devote to your job responsibilities.

Participating in Civic Affairs

You are encouraged to take part in charitable, educational or other civic affairs, as long as such affairs do not interfere or conflict with your responsibilities at Pareto Partners. However, you should review the requirements of "Serving as an External Director or Officer" (see below) as they may apply to your participation in civic affairs. You should not imply Pareto's sponsorship or support of any outside event or organisation without the approval of the Chief Executive Officer or Managing Director.

Serving as an External Director or Officer In view of the potential conflicts of interest and the possible liability for both you and Pareto Partners, you are urged to be cautious when considering service as an officer, general partner or director of any non-Pareto entity. Before agreeing to such service, you should review and comply with the Pareto Partner's Policy on External Offices and Directorships. This Policy is contained within the Pareto Partners' Policies and Procedures Manual and may be obtained from the Compliance Officer.

While you are serving as an officer, general partner or director of an external entity, you should:

     o not attempt to influence or take part in any vote or decision that may lead to the use of a Pareto Partners product or service by the external entity, or result in the conferring of some special benefit to Pareto Partners by the external entity and assume that the external entity's records reflect your abstention;

     o relinquish any responsibility you may have for any Pareto Partners' relationship with the external entity; and

     o be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

Participating in Political Activities

Pareto Partners encourages you to keep informed concerning political issues and candidates and to take an active interest in political affairs. If you do participate in any political activity, however, you may not act as a representative of Pareto Partners unless you are specifically authorised in writing to do so by the Chief Executive Officer or Managing Director.

As explained in "Obeying Laws and Regulations" on page 3, it is unlawful to use Pareto Partners' funds or assets in connection with political elections and in the US many states also restrict the use of corporate funds and assets in connection with state elections.

Dealing With Clients and Suppliers

In your dealings with clients and suppliers, situations sometimes occur that may create a conflict of interest or the appearance of a conflict of interest. To avoid such conflicts, policies have been developed in the areas listed below.

Gifts and Entertainment

You may not offer or accept gifts or other items of value under circumstances intended to influence you, a client or supplier in conducting business. Items of value include money, securities, business opportunities, goods, services, entertainment, food or drink (see page 3, "Obeying Laws and Regulations"). You may not:

     o solicit for yourself or for a third party (other than Pareto Partners) anything of value from anyone in return for any Pareto Partners' business, service or confidential information;

     o give cash gifts to, or accept cash gifts from, a client, supplier or person to whom you refer business;

     o use your position at Pareto Partners to obtain anything of value from a client, supplier or person to whom you refer business;

     o except as provided below, accept anything of value (other than earned salary, wages and fees) from anyone in connection with the business of Pareto Partners.

The business practices listed below do not create the risk of corruption or breach of trust to Pareto Partners and are permissible. Accordingly, you may accept:

     o gifts, gratuities, amenities or favours based on obvious family or personal relationships (such as those between an employee's parents, children or spouse) where the circumstances make it clear that those relationships (rather than Pareto Partners' business) are the motivating factors;

     o meals, refreshments, travel arrangements or accommodation, or entertainment of reasonable value in the course of a meeting or other occasion held for business discussions, provided that the expenses would be paid by Pareto Partners as a reasonable business expense;

     o advertising or promotional material, such as pens, pencils, note pads, key chains, calendars and similar items having a value of less than $50 (or (pound)25 or AUD65);

     o gifts that have a value of less than $50 (or (pound)25 or AUD65) and are related to commonly recognised events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday; or

     o civic, charitable, educational or religious organisation awards for recognition of service and accomplishment.

If you receive or anticipate receiving something of value (that is, of greater value than $50 or (pound)25 or AUD65) from a supplier, client or person to whom you refer business in a situation that is not specifically permitted by the Code, you must notify the Compliance Officer in writing of the circumstances. You may not accept the item (or must return it if you have already received it) unless you receive approval from the Compliance Officer. The Compliance Officer will approve or deny requests based upon the reasonableness of the circumstances and whether the circumstances pose a threat to Pareto's integrity. The Compliance Officer will maintain copies or records of all requests and responses.

Entertainment, gifts or prizes given to clients or suppliers by employees should be appropriate for the circumstances and constitute necessary and incidental Pareto Partners' business expenses. If you seek reimbursement from Pareto Partners for business expenses, it is your responsibility to see that your expense record is accurate and reflects only appropriate business expenses.

Giving Advice to Clients

Unless your regular duties specifically permit, you may not give legal, tax or investment advice to clients.

Legal Advice - You may be asked by a client to make a statement regarding the legal implications of a proposed transaction. You are not authorised to give legal advice to clients. Be sure, therefore, that nothing you say might be interpreted as legal advice.

Tax and Investment Advice - You may not advise clients on matters concerning tax problems, tax return preparation or investment decisions.

Recommending Professional Services

Clients and others may ask your help to find qualified professionals. Unless you can identify several appropriate candidates without indicating undue favouritism, you may not recommend lawyers, accountants, insurance brokers or agents, stock brokers or the like to clients, employees or others. Under no circumstances may you make a recommendation if you expect to benefit.

RESPECTING CONFIDENTIAL INFORMATION

The  Pareto  Partners'  Personal  Trading  Policy  and  Procedures   establishes
guidelines to protect confidential information about Pareto Partners, its clients and others with whom it does business. These guidelines are summarised below.

As an employee, you may have confidential information concerning Pareto's clients, fellow employees and suppliers. Such confidentiality must be maintained and the information used only for business purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside Pareto Partners, including family or friends, or even to other employees who do not need such information to perform their jobs or to provide services to or for Pareto Partners.

News Media Communications

Any communications or disclosures of information to the news media must only be done with the prior approval of the Chief Executive Officer or Managing Director. All media inquiries should be directed to the Chief Executive Officer or Managing Director.

Information Obtained From Business Relations

You may possess confidential information about those with whom Pareto Partners has business relations. If released, such information could have a significant effect on their operations, their business reputations or the market price of their securities. Disclosing such information could expose both you and Pareto Partners to liability for damages.

Pareto Partners' Financial Information

Financial information about Pareto Partners is confidential. Except as required by law or approved by the Finance Director, financial information is not to be released to any person or organisation. If you have any questions about disclosing financial information, contact the Chief Executive Officer or Finance Director.

Pareto Partners' Examination Information

Pareto Partners is periodically reviewed by regulatory examiners. Certain reports made by those regulatory agencies are the property of those agencies and are strictly confidential. Giving information from those reports to anyone not officially connected with Pareto Partners may be a criminal offence.

Pareto Partners' Proprietary Information

Certain non-financial information developed by Pareto Partners (such as business plans, client lists and records, methods of doing business, employee records, models, computer software, source codes, databases and related documentation) is valuable information that is proprietary and confidential. You are not to disclose it to anyone outside Pareto Partners or to anyone inside Pareto Partners who does not have a need to know such information. This obligation survives your employment with Pareto Partners. Employees are prohibited from using Pareto time, resources and assets (including its proprietary information) for personal gain. Pareto Partners has proprietary rights in any materials, products or services that you create which relates to your work at Pareto Partners, that use Pareto Partners' resources (equipment, etc.) or that are created during your regular work hours. You must disclose such materials, product or services to Pareto Partners.

Electronic Information

E-mail, voice mail and communications systems provided by Pareto are intended for Pareto's business use only. Files created on these systems are subject to review and inspection by management. You should not expect messages sent on these systems to be treated as private and confidential. You should limit the transmission of highly sensitive information on these systems. Messages created in these systems should be in compliance with the Policy on Document Creation and Retention contained in the Pareto Partners' Policies and Procedures Manual.

Information Security Systems

If you have access to Pareto's information systems, you are responsible for taking precautions necessary to prohibit unauthorised entry to the system. You should safeguard your passwords or other means of entry.

Computer Software

Computer software is to be used for Pareto's business only and must be used in accordance with the terms of the licensing agreement. No copying of software is permitted except in accordance with the licensing agreement.

Insider Information

Insider information is material non-public information relating to any corporation issuing or that has issued securities. Information is considered "material" if it is important enough to affect the judgment of investors about whether to buy, sell or hold securities, or to influence the market price of the securities.

The courts have ruled that insider information about issuers must be made public before anyone possessing it can trade or recommend the purchase or sale of the securities concerned. Under law, you, Pareto Partners and the person who receives the information could be held legally responsible for misusing insider information.

The insider information laws are very complex. Employees must be extremely cautious in providing any inside information to any person outside of Pareto Partners or in using inside information obtained at Pareto in making personal investment decisions. If you have any doubts about whether or not an item is insider information or whether or how it can be used, consult the Compliance Officer.

"Chinese Wall" Policy

To facilitate compliance with the prohibition on trading in securities while in possession of insider information, many financial services organisations, including Pareto Partners, have adopted "Chinese Wall" policies. The Chinese Wall separates the business units or employees likely to receive insider information from the business units or employees that trade in securities or provide investment advice.

Pareto's Chinese Wall policy is contained in the Pareto Partners' Personal Trading Policy and Procedures and, among other things, establishes rules restricting the flow of information between XL and Pareto, and Mellon Bank and Pareto; procedures to be used by employees to obtain information from other departments or other associated entities; and procedures for reporting the receipt of material non-public information by employees.

You must know this policy, particularly if you work in an area that handles investment decisions or if you supply or might be asked to supply information to employees in such areas. Under no circumstances should you receive or pass on information that may lead to a violation of the insider trading laws or otherwise create a conflict of interest or interfere with a legal or business obligation of Pareto Partners.